As filed with the Securities and Exchange Commission on July 11, 2017

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	22-1897375
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Juniper Business Plaza 3499 Route 9 North, Suite 3-D Freehold, NJ	07728
(Address of Principal Executive Offices)	(Zip Code)

Monmouth Real Estate Investment Corporation Amended and Restated 2007 Incentive Award Plan
(Full title of the plan)

Michael P. Landy President and Chief Executive Officer Monmouth Real Estate Investment Corporation Juniper Business Plaza 3499 Route 9 North, Suite 3-D Freehold, NJ 07728
(Name and address of agent for service of process)

Tel: (732) 577-9996
(Telephone number, including area code, of agent for service)

Copies to:
Michael A. Leber, Esquire

Carmen M. Fonda, Esquire
Venable LLP
750 E. Pratt Street, Suite 900
Baltimore, MD 21202
Tel: (410) 244-7400

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [X]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ ]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE CHART

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	1,600,000 shares	$15.11	$24,176,000	$2,801.08

(1)	Represents additional shares of common stock, par value $0.01 per share (the “common stock”) of Monmouth Real Estate Investment Corporation reserved for issuance under the Monmouth Real Estate Investment Corporation Amended and Restated 2007 Incentive Award Plan. Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of common stock that may be issued in connection with any stock dividend, stock split or other equity restructuring.

(2)	Pursuant to Rule 457(c) and (h)(1) of the Securities Act, the offering price is computed on the basis of the average high and low prices of the common stock, as reported by the New York Stock Exchange on July 7, 2017.

EXPLANATORY NOTE

This registration statement is filed by Monmouth Real Estate Investment Corporation (the “Company”) for the purpose of registering additional shares of common stock, par value $0.01 per share (the “common stock”), of the Company under the Monmouth Real Estate Investment Corporation Amended and Restated 2007 Incentive Plan (the “Plan”). On March 31, 2017, the Company filed with the Securities and Exchange Commission (the “Commission”) a definitive proxy statement that included a proposal to adopt the Plan, which amends and restates the Monmouth Real Estate Investment Corporation 2007 Stock Option Plan, as amended and restated in 2010 (the “2007 Plan”), in its entirety. The Plan, among other things, increases the number of shares of common stock available for issuance under the 2007 Plan by 1,600,000 shares. The proposal to adopt the Plan was approved by the Company’s stockholders on May 18, 2017. This registration statement registers the 1,600,000 additional shares of common stock reserved for issuance under the Plan.

The 1,600,000 additional shares of common stock reserved for issuance under the Plan registered pursuant to this registration statement are the same class as those registered on the Company’s registration statement on Form S-8 (File No. 333-146902), which was filed with the Commission on October 24, 2007 (the “Initial Registration Statement”), which is currently effective. Pursuant to General Instruction E to Form S-8, the contents of the Initial Registration Statement, including any amendments thereto or filings incorporated therein, are incorporated by reference except as modified, supplemented or superseded herein.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants of the Plan, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Commission either as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which the Company filed with the Commission, are incorporated by reference in this registration statement:

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●	The Company’s Annual Report on Form 10-K for the year ended September 30, 2016, filed with the Commission on November 28, 2016.

●	The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2016, filed with the Commission on February 8, 2017, and March 31, 2017, filed with the Commission on May 3, 2017.

●	The Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 31, 2017, in connection with the Company’s Annual Meeting of Stockholders held on May 18, 2017.

●	The Company’s Current Reports on Form 8-K filed with the Commission on June 29, 2017, June 22, 2017, June 21, 2017, May 19, 2017, March 9, 2017, January 4, 2017, October 4, 2016 (other than any information in such reports that was “furnished” but not “filed”).

●	The description of the common stock contained in the Company’s registration statement on Form 8-A, filed with the Commission on May 28, 2010, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any information in such documents that is “furnished” but not “filed”) prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

Item 6. Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Maryland. The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, other than liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. The Company’s charter contains a provision that eliminates the liability of its directors and officers to the maximum extent permitted by Maryland law.

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The MGCL requires a Maryland corporation (unless its charter provides otherwise, which the Company’s does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or on behalf of the corporation or for a judgment of liability on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or on behalf of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Company and (ii) a written undertaking by him or her on his or her behalf to repay the amount paid or reimbursed by the Company if it is ultimately determined that the standard of conduct was not met.

The Company’s charter requires it, to the fullest extent permitted by Maryland law as in effect from time to time, to indemnify and advance expenses to its directors and officers, whether serving the Company or at its request any other entity, who were or are parties or are threatened to be made parties to any threatened or actual suit, investigation or other proceeding, including administrative actions, as a result of their status or actions as directors or officers of the Company. The Company’s charter authorizes it to provide the same indemnification and advancement of expenses to employees and agents of the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Company has entered into indemnification agreements with its directors and executive officers which generally provide that the Company is required to indemnify any director or officer who was, is or becomes a party to or witness or other participant in: (i) any threatened, pending or completed action, suit or proceeding in which such director or officer may be or may have been involved, as a party or otherwise, by reason of the fact that the director or officer was acting in his or her capacity as a director or officer of the Company; and (ii) any inquiry, hearing or investigation that such director or officer in good faith believes might lead to the institution of any such action, suit or proceeding against any and all expenses, to the fullest extent permitted by law.

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Item 8. Exhibits.

Exhibit Number	Description of Exhibit

5.1	Opinion of Venable LLP.

10.1	Monmouth Real Estate Investment Corporation Amended and Restated 2007 Incentive Award Plan (incorporated by reference to Appendix A to the Proxy Statement filed by the Company with the Commission on March 31, 2017).

23.1	Consent of Venable LLP (included in Exhibit 5.1).

23.2	Consent of PKF O’Connor Davies.

24.1	Powers of Attorney (included on the signature page).

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and pricing represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

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(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

A.	Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant had been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Freehold, State of New Jersey on July 11, 2017.

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

By:	/s/ Michael P. Landy
Name:	Michael P. Landy
Title:	President, Chief Executive Officer and Director

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael P. Landy and Kevin S. Miller, and each of them, his or her true and lawful attorneys in fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) of and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto such attorneys in fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorneys in fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael P. Landy	President, Chief Executive Officer,	July 11, 2017
Michael P. Landy	and Director

/s/ Kevin S. Miller	Chief Financial Officer and Chief	July 11, 2017
Kevin S. Miller	Accounting Officer and Director

/s/ Eugene W. Landy	Chairman of the Board and Director	July 11, 2017
Eugene W. Landy

/s/ Daniel D. Cronheim	Director	July 11, 2017
Daniel D. Cronheim

Signature	Title	Date

/s/ Catherine B. Elflien	Director	July 11, 2017
Catherine B. Elflien

/s/ Brian H. Haimm	Director	July 11, 2017
Brian H. Haimm

/s/ Neal Herstik	Director	July 11, 2017
Neal Herstik

/s/ Matthew I. Hirsch	Director	July 11, 2017
Matthew I. Hirsch

/s/ Samuel A. Landy	Director	July 11, 2017
Samuel A. Landy

/s/ Scott L. Robinson	Director	July 11, 2017
Scott L. Robinson

/s/ Stephen B. Wolgin	Director	July 11, 2017
Stephen B. Wolgin

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

5.1*	Opinion of Venable LLP.

10.1	Monmouth Real Estate Investment Corporation Amended and Restated 2007 Incentive Award Plan (incorporated by reference to Appendix A to the Proxy Statement filed by the Company with the Commission on March 31, 2017).

23.1*	Consent of Venable LLP (included in Exhibit 5.1).

23.2*	Consent of PKF O’Connor Davies.

24.1*	Powers of Attorney (included on the signature page).

* Filed herewith